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                                   EXHIBIT 12

                             ENRON OIL & GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

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
                                      SIX MONTHS
                                         ENDED                              YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------------------------------
                                     JUNE 30, 1998      1997           1996           1995           1994           1993
                                     -------------    ---------      ---------      ---------      ---------      ---------
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                             $  40,262      $ 121,970      $ 140,008      $ 142,118      $ 147,998      $ 138,025
Less: Capitalized Interest Expense        (6,608)       (13,706)        (9,136)        (6,490)        (6,124)        (5,457)
Add: Fixed Charges                        26,141         41,423         21,997         18,414         14,613         15,378
Income Tax Provision(Benefit)             10,117         41,500         50,954         41,936          5,937        (25,752)
                                       ---------      ---------      ---------      ---------      ---------      ---------
EARNINGS AVAILABLE                     $  69,912      $ 191,187      $ 203,823      $ 195,978      $ 162,424      $ 122,194
                                       =========      =========      =========      =========      =========      =========

FIXED CHARGES:
Interest Expense                       $  19,417      $  27,369      $  12,370      $  11,310      $   8,135      $   9,921
Capitalized Interest                       6,608         13,706          9,136          6,490          6,124          5,457
Rental Expense Representative of
    Interest Factor                          116            348            491            614            354             --
                                       ---------      ---------      ---------      ---------      ---------      ---------
TOTAL FIXED CHARGES                    $  26,141      $  41,423      $  21,997      $  18,414      $  14,613      $  15,378
                                       =========      =========      =========      =========      =========      =========

RATIO OF EARNINGS TO
FIXED CHARGES                               2.67           4.62           9.27          10.64          11.12           7.95
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